                                                                 (EXHIBIT 24a)
















                          Independent Auditors' Consent




The Board of Directors
New Brunswick Scientific Co., Inc.

We consent to incorporation by reference in the registration statements (No. 33-70452, No. 333-06029 and No. 33016024) on Form S-8 of New Brunswick
Scientific Co., Inc. of our report dated February 10, 1999, relating to the consolidated balance sheets of New Brunswick Scientific Co., Inc. and subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of operations, shareholders' equity, cash flows, and comprehensive income for each of the years in the three-year period ended December 31, 1998, and related schedule, which report appears in the December 31, 1998 annual report on from 10-K of New Brunswick Scientific Co., Inc..




KPMG LLP

Short Hills, New Jersey
March 29, 1999